Exhibit 99.1
FOR IMMEDIATE RELEASE
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(480) 949-9700
lsharp@smith-wesson.com
Smith & Wesson Holding Corporation Announces Plan
To Divest Perimeter Security Business
SPRINGFIELD, Mass., October 6, 2011— Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC) — Smith & Wesson Holding Corporation today announced that the Company has made the decision to divest its perimeter security business in order to focus on its core firearm business. The Company is currently exploring strategic alternatives to accomplish the divestiture.
Smith & Wesson President and Chief Executive Officer James Debney said, “The decision to divest the security solutions division and focus our financial, managerial, and operational resources toward expanding our presence across our firearm market channels is intended to support our long-term growth opportunities and enhance stockholder value.”
Smith & Wesson’s core firearm business accounted for 92.5% of its revenue in the first quarter of its 2012 fiscal year. The Company possesses one of the most well-regarded and valuable brands in the global firearm industry. Smith & Wesson’s firearm customers include retail consumers in the U.S. market, as well as professionals from law enforcement, government, international, and military markets. As the market share leader in handguns and modern sporting rifles in the United States, the Company maintains a broad product portfolio and a robust new product pipeline. In its most recent quarter, Smith & Wesson reported year-over-year firearm revenue growth of 18.0% and firearm unit growth of over 44.4%.
Debney concluded, “Since our acquisition of Nashville-based Universal Safety Response (later renamed Smith & Wesson Security Solutions), the environment for the perimeter security business has deteriorated substantially as a result of significantly reduced government spending. However, Security Solutions has a strong management team and employee base, as well as a number of positive assets and opportunities. Its current product portfolio contains a number of highly regarded proprietary technologies, including the GRAB®300, GRAB®400, and XMB™ active barriers. In addition, Smith & Wesson Security Solutions has developed a track record of customer support and system expertise across a diverse corporate and government customer base. We believe its strengths could be better maximized as an independent company, or as part of a group of companies, focused entirely on the security solutions market.”
Jeffrey D. Buchanan, Executive Vice President and Chief Financial Officer of Smith & Wesson Holding Corporation, said, “While we explore divestiture options, we will continue to operate Smith & Wesson Security Solutions and offer our high level of support to our customers. Beginning with the second quarter of fiscal 2012, ending October 31, 2011, the division will be reported under generally accepted accounting principles as a discontinued operation in our financial reports. As such, the financial results of Smith & Wesson Security Solutions will not be included in the financial results of continuing operations of Smith & Wesson Holding Corporation. Prior results will be restated to reflect this change.”

About Smith & Wesson
Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC) is a U.S.-based, global provider of products and services for safety, security, protection, and sport. The company delivers a broad portfolio of firearms and related training to the military, law enforcement, and sports markets, and designs and constructs facility perimeter security solutions for military and commercial applications. Smith & Wesson Holding Corporation companies include Smith & Wesson Corp., the globally recognized manufacturer of quality firearms; Smith & Wesson Security Solutions, Inc., a full-service perimeter security integrator, barrier manufacturer, and installer; and Thompson/Center Arms Company, Inc., a premier designer and manufacturer of premium hunting firearms. Smith & Wesson facilities are located in Massachusetts, Maine, and Tennessee. For more information on Smith & Wesson and its companies, call (800) 331-0852 or log on to www.smith-wesson.com.
Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include those regarding the Company’s belief that the divestiture of its security solutions division will allow it to focus on expanding its presence across its firearm market channels and support its long-term growth opportunities and enhance stockholder value; the company’s assessment of the reputation and value of its brand; the company’s belief about its market share and the breadth of its product portfolio and the attractiveness of its new product pipeline; the Company’s assessment of the strength of the management team and employee base of its security solutions division as well as the positive nature of its products and opportunities; the company’s assessment of the strength of the proprietary technologies in the division’s product portfolio; the Company’s belief about the division’s track record of customer support and system expertise across a diverse customer base; and the Company’s belief that the division’s strengths could be better maximized as an independent company, or as a part of a group of companies, focused entirely on the security solutions market. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the success of the Company’s divestiture of its security solutions division and its effects on the company’s core firearm business and other risks detailed from time to time in our reports filed with the SEC, including our Form 10-K Report for the fiscal year ended April 30, 2011.